Exhibit 10.26

PERFORMANCE RESTRICTED STOCK UNIT AWARD
UNDER THE PROVISIONS OF
THE CONVERGYS CORPORATION
AMENDED AND RESTATED LONG TERM INCENTIVE PLAN
Pursuant to the provisions of the Convergys Corporation Amended and Restated Long Term Incentive Plan (the “Plan”), the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation (the “Compensation Committee”) has granted you a performance restricted stock unit award (the “Award”), on and subject to the terms of the Plan and your agreement to the terms, conditions and restrictions of this Award Agreement (the “Award Agreement”). Reference is made to the Separation and Consulting Agreement dated February 20, 2018 between Convergys Corporation (the “Company”) and you (the “Separation Agreement”).

1.	Earning of Award.
a.     The Company shall credit to your account a number of common shares, without par value, of the Company (“Shares”) equal to a percentage of the target number of Shares indicated on your Notice of Performance Restricted Stock Unit Award form (“Notice of Award”) based on the factors set forth below, or such greater or lesser number of Shares as may be determined by the Compensation Committee, in its discretion, in accordance hereof.

b.
During each calendar year during the period commencing January 1, 20[__] and ending December 31, 20[__] (the “Performance Period”), the Compensation Committee shall establish performance objectives for each such calendar year (at threshold, target, maximum and such intermediate levels as determined by the Compensation Committee) based on the Company’s achievement of specified levels of [____________] for each such calendar year, as determined by the Compensation Committee in its sole and absolute discretion. The performance objectives established by the Compensation Committee pursuant to this Section 1(b) shall be set forth in Attachment A hereto, as amended from time to time and as set forth on the website of the Company’s third party plan administrator (“Attachment A”).

c.
It is the current intention of the Compensation Committee that it will determine the number of Shares, if any, to be credited to your account under this Award Agreement based upon the extent to which the Company achieves the [____________] objectives for the three years during the Performance Period, as determined in accordance with the performance matrix set forth in Attachment A. Notwithstanding the foregoing, the Compensation Committee reserves the right to deviate from such approach and may exercise its discretion to increase or reduce the number of Shares, if any, to be credited to your account under this Award Agreement based on such other factors as the Compensation Committee, in its sole and absolute discretion, determines to be appropriate.

d.
The Compensation Committee may, in its sole and absolute discretion, modify the performance objectives established pursuant to this Section 1, or the related threshold, target and maximum achievement levels, in whole or in part, as the Compensation Committee deems appropriate and equitable to reflect a change in the business, operations, corporate structure or capital structure of the Company or its affiliates, the manner in which the Company or its affiliates conduct business, or as the Compensation Committee otherwise deems appropriate.

e.
Following the end of the Performance Period, the Compensation Committee shall determine in writing the number of Shares, if any, earned pursuant to this Section 1 and the final number of Shares (and final amount of cash dividend equivalents), if any, payable to you pursuant to this Award Agreement.

2.
Delivery of Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Award Agreement and the Separation Agreement, following the end of the Performance Period, the Company shall deliver to you the number of Shares, if any, determined by the Compensation Committee to be payable to you pursuant to this Award Agreement (and pay to you in cash the amount of dividend equivalents, if any, determined by the Compensation Committee to be payable to you pursuant to Section 6 of this Award Agreement), which delivery of Shares (and payment of dividend equivalents) shall occur within 30 days following the Vest Date indicated on your Notice of Award (the “Vest Date”).

3.Forfeiture of Award.

a.
Except as otherwise provided in the Separation Agreement, your right to receive any Shares that are the subject of this Award that have not yet been delivered (and any dividend equivalents that have not yet been paid), shall be forfeited automatically and without further notice if you cease to be an employee of the Company and its affiliates prior to the Vest Date for any reason other than death, Disability or involuntary termination without Cause. For purposes of this Award Agreement:

(i)“Disability” has the same meaning as in the Company’s long-term disability plan; and
(ii) “Cause” means a determination by the Company that you have been involved in fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, or have violated the Code of Business Conduct, recklessly or willfully injured an employee, company property, business, or reputation, or have acted recklessly in the performance of your duties.

b.
If the Company determines that you engaged in any Detrimental Activity during your employment with Convergys Corporation or during the two-year period following the termination of such employment for any reason, (i) to the extent the Shares (and dividend equivalents) subject to this Award have not yet been delivered or paid, your right to receive such Shares (and dividend equivalents) shall be forfeited and (ii) to the extent that Shares (and dividend equivalents) have been delivered or paid to you pursuant to this Award, the Company, in its sole discretion, may require you to pay back to it an amount equal to the income recognized for federal income tax purposes, as reflected on form W-2, by reason of the issuance of such Shares (and payment of dividend equivalents) to you, provided that such Shares (and dividend equivalents) were delivered or paid within the six-month period immediately preceding the termination of your employment or at any time following your termination of employment. For purposes of this Section 3(b), “Detrimental Activity” shall include: (1) disclosing proprietary, confidential or trade secret information; (2) becoming involved in any business activity in competition with Convergys Corporation in the geographical area where Convergys Corporation is engaged in such business activity; (3) interfering with Convergys Corporation’s relationships with any person or entity or attempting to divert or change any such relationship to the detriment of Convergys Corporation or the benefit of any other person or entity; (4) failing to disclose and assign to Convergys Corporation any ideas, inventions, discoveries and other developments conceived by you during your employment, whether or not during working hours, which are within the scope of or related to Convergys Corporation’s existing or planned business activities; (5) disparaging or acting in any manner which may damage the business of Convergys Corporation or which would adversely affect the goodwill, reputation or business relationships of Convergys Corporation; (6) inducing any employee of Convergys Corporation to terminate his or her employment relationship with Convergys Corporation; (7) taking or retaining without authorization any property of Convergys Corporation; or (8) intentionally or fraudulently providing any inaccurate information causing any financial reports of Convergys Corporation to have to be restated or reported. Convergys Corporation shall be entitled to set-off against any payment called for under this paragraph any amount otherwise owed to you by the Company, provided that such set-off may only be made at the time the amount otherwise owed to you would normally be paid to you. Nothing in this Section is intended to supersede or otherwise affect any Non-Disclosure and Non-Competition agreement or other employment-related agreement between you and Convergys Corporation. References to Convergys Corporation in this paragraph shall include all direct and indirect subsidiaries of Convergys Corporation.

c.
Without limitation of the foregoing and for the avoidance of doubt, this Award shall be subject to the terms and conditions of the Company’s Recoupment Policy, effective as of January 25, 2017, as well as any clawback or recoupment policy that is adopted, amended, modified or supplemented by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder by the Securities and Exchange Commission, other laws or the regulations of the New York Stock Exchange and that, by its terms, is applicable to you as an officer or employee of the Company.
4.    Certain Events During the Performance Period.

a.
If you cease to be an employee of the Company and its affiliates prior to the end of the Performance Period and prior to a Change of Control due to death, then the number of Shares that are covered by this Award shall be deemed to equal the target number of Shares indicated on your Notice of Award and will be delivered within 10 business days following the date your employment terminates (together with dividend equivalents as provided pursuant to Section 6 of this Award Agreement), except as otherwise provided pursuant to Section 10 below. You will not be eligible to receive any Shares in excess of the target number of Shares under this Award.

b.
If you cease to be an employee of the Company and its affiliates prior to the end of the Performance Period and prior to a Change of Control due to Disability or involuntary termination without Cause, then you will remain eligible to vest (subject to Section 1 of this Award Agreement) in the number of Shares that are covered by this Award that bears the same ratio to the target number of Shares indicated on your Notice of Award as (i) the number of full calendar months from the first day of the Performance Period through the date your employment terminates bears to (ii) 36 (the “Adjusted Shares”), and you will also remain eligible to vest in the remainder of the target number of Shares to the extent provided by the Separation Agreement. You shall be credited with a number of Shares equal to such percentage (up to [___]%) of the Adjusted Shares (or, to the extent provided by the Separation Agreement, the full target number of Shares indicated on your Notice of Award) as may be determined by the Compensation Committee, in its discretion, in accordance with Section 1 of this Award Agreement, which percentage the Compensation Committee intends to determine based upon the Company’s achievement of the [___________] objectives for the three years during the Performance Period, or Section 4(c) of this Award Agreement. Any Shares determined not to be payable to you by the Compensation Committee after the exercise of its discretion pursuant to Section 1 hereof shall be forfeited automatically and without further notice. Shares earned, if any, pursuant to the provisions of this section 4(b) will be delivered following the end of the Performance Period and on or prior to March 15, 20[__] (together with dividend equivalents as provided pursuant to Section 6 of this Award Agreement), except as otherwise provided pursuant to Section 4(c) or Section 10 below.

c.
The provisions of this Section 4(c) shall control, notwithstanding any provision of Section 13 of the Plan to the contrary. If, prior to the Vest Date, a Change of Control of the Company occurs, then, notwithstanding Section 1 hereof, the number of Shares that are covered by this Award shall be adjusted by the Compensation Committee to equal a number of Shares (the “COC Adjusted Shares”) determined as follows: (x) if the Change of Control occurs on or prior to December 31, 20[__], the COC Adjusted Shares shall equal the target number of Shares indicated on your Notice of Award; or

(y) if the Change of Control occurs after December 31, 20[__], the COC Adjusted Shares shall equal the number of Shares that would have been earned pursuant to this Award, determined based upon the Company’s actual [____________] performance for the calendar year(s) that ended on or prior to the date of the Change of Control, as compared to the [____________] performance objectives set forth in Attachment A for such year(s). In the event that this Section 4(c) applies, you will not be entitled to receive any Shares pursuant to this Award (and such Shares will be cancelled) and you will be entitled to cash in an amount equal to the product of the number of COC Adjusted Shares, multiplied by the average of the opening and closing prices per Share on the New York Stock Exchange on the trading day immediately preceding the date of the Change of Control (the “Dollar Amount”). The Dollar Amount shall be vested immediately upon the occurrence of the Change of Control and shall be paid to you without interest or earnings (but together with dividend equivalents as provided in Section 6 of this Award Agreement) within ten (10) Business Days following the Change of Control.
5.    Rights as a Shareholder. You shall not have any rights as a shareholder of the Company with respect to any Shares that may be deliverable hereunder unless and until such Shares have been delivered to you.
6.    Dividend Equivalents. At the same time that any Shares are delivered to you pursuant to this Award Agreement, the Company shall pay dividend equivalents to you in cash, in an amount equal to the aggregate cash dividends that you would have received had you been the actual owner, from the effective date of your Notice of Award through the date of distribution of Shares, of the number of Shares, if any, actually distributed to you pursuant to this Award Agreement. In the event of a Change of Control prior to the Vest Date, the Company shall credit your Dividend Equivalents Account, which the Company shall maintain on its books in your name, with an amount equal in value to the dividends that you would have received on or prior to the date of the Change of Control had you been the actual owner of the COC Adjusted Shares from the effective date of your Notice of Award through the date of the Change of Control, and your Dividend Equivalents Account shall be distributed to you in cash at the time and to the extent the related Dollar Amount is paid. Your right to receive any dividend equivalents pursuant to this Award Agreement shall be subject to the same terms, conditions and restrictions (including forfeiture restrictions) as your right to receive the related Shares (or the related Dollar Amount, as applicable). In no event will any interest or earnings be credited on the amount of dividend equivalents, if any, payable to you pursuant to this Award Agreement.
7.    Transferability. Your right to receive any Shares (and dividend equivalents) shall not be transferable or assignable by you other than by will or by the laws of descent and distribution.
8.    Tax Withholding. To the extent the Company or any affiliate is required to withhold any taxes in connection with the delivery of Shares under this Award Agreement, then the Company or affiliate (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the fair market value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. If the Company or any affiliate is required to withhold any taxes other than in connection with the delivery of Shares under this Award Agreement (including such taxes as may be required to be withheld in connection with the payment of dividend equivalents), then the Company or affiliate (as applicable) shall have the right in its sole discretion to (a) withhold such required tax withholding from cash (including dividend equivalents) paid under this Award Agreement, (b) require you to pay or provide for payment of the required tax withholding, or (c) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to you (other than deferred compensation subject to Section 409A of the Code).
9.    No Employment Contract. Nothing contained in this Award Agreement shall confer upon you any right with respect to continuance of employment by the Company or any subsidiary, nor limit or affect in any manner the right of the Company or any subsidiary to terminate your employment or adjust your compensation.
10.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws with respect to this Award; provided, however, notwithstanding any other provision of this Award Agreement, the Shares shall not be delivered if the delivery thereof would result in a violation of any such law. This Award is intended to be exempt from the provisions of Section 409A of the Code as a short term deferral or to be compliant with Section 409A of the Code. This Award shall be construed, administered, and governed in a manner that effects such intent, provided that the Company does not represent or guarantee that any particular federal or state income, estate, payroll, or other tax consequences will occur because of this Award and the compensation provided hereunder. To the extent required to comply with Section 409A of the Code, (a) any delivery of Shares or payment of a Dollar Amount (and payment of dividend equivalents) to a “specified employee” as determined by the Company in accordance with Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on account of termination of employment shall be made no earlier than six months after the date of termination; (b) termination of employment shall not be considered to occur until there is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (1)(ii), where the employee’s services permanently decrease to less than 50% of the average level of services performed over the preceding 36 month period; and (c) any vested Shares or vested Dollar Amount (and dividend equivalents) shall be delivered or paid on the earlier of (i) the Vest Date, or (ii) your separation from service (subject to a six-month delay as may be required if you are a specified employee as described above).
11.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Award Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Award Agreement without your consent.
12.    Severability. In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
13.    Relation to Plan and Separation Agreement. This Award Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Award Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this Award. In the event of any inconsistency between the provisions of this Award Agreement and the Separation Agreement, the Separation Agreement shall govern.
14.    Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Award Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.
15.    Governing Law. The interpretation, performance, and enforcement of this Award Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

ATTACHMENT A
TO
PERFORMANCE RESTRICTED STOCK UNIT AWARD

[________] Performance Objectives	20[__] [_______] Objectives	20[__] [_______] Objectives	20[__] [_______] Objectives	Cumulative [_______] Objectives ( 20[__] - 20[__])	Percentage of Shares Earned Based on Cumulative [________] Performance
Threshold	$[___]	$TBD	$TBD	$TBD	[__]%
Target	$[___]	$TBD*	$TBD*	$TBD*	[__]%
Maximum	$[___]	$TBD*	$TBD*	$TBD*	[__]%

* Compensation Committee currently intends that [____________] objectives will correlate with the selected and approved performance goal under the Annual Incentive Plan for the year.

For performance between the levels listed above, the number of Shares earned will be determined using straight line interpolation, based on actual performance. If the cumulative Threshold level set forth in the performance matrix above is not achieved, then no Shares or dividend equivalents shall be payable hereunder.

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